UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2025

AZITRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41705	46-4478536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Business Park Drive

Branford, CT 06405

(Address of principal executive offices)(Zip Code)

(203) 646-6446

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock: Par value $0.0001	AZTR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2025, Azitra, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (the “Purchaser”), whereby the Company has the right, but not the obligation, to sell to the Purchaser, and the Purchaser is obligated to purchase, up to an aggregate of $20 million (the “Investment Amount”) of shares (the “ELOC Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) in a series of purchases.

The term of the Purchase Agreement is through December 31, 2026, or the date on which the Purchaser shall have purchased the ELOC Shares pursuant to the Purchase Agreement for an aggregate purchase price of the Investment Amount. During the term, the Company may at its election cause the Purchaser to make a series of purchases of ELOC Shares, each up to $750,000, or up to $4 million dollars upon consent of the Purchaser. The closing of each purchase pursuant to the Purchase Agreement will be no later than five business days after the Company provides a notice to for the purchase. The Company expects to consider market conditions, the trading price of the Common Stock and the availability of other sources of financing when determining whether to make sales under the Purchase Agreement.

The issuance of the shares of ELOC Shares to the Purchaser is being made pursuant to exemptions from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) of the Securities Act. Pursuant to the Purchase Agreement, the Company must file with the Securities and Exchange Commission, within sixty days of the Purchase Agreement, a registration statement covering the offering and sale of the shares of the ELOC Shares and shares underlying the Warrants.

The purchase price of the ELOC Shares that the Company elects to sell to the Purchaser pursuant to the Purchase Agreement will be equal to the lowest daily volume weighted average price of the Common Stock during the period commencing on the date that the Company delivers a notice requiring the purchase of ELOC Shares by the Purchaser and ending on the earlier to occur of (i) five (5) business days immediately following such date and (ii) the date on which the Purchaser notifies the Company that it is prepared to proceed with the relevant closing, multiplied by 90%.

Upon each purchase, the Purchaser will receive warrants to purchase such number of shares of the Company’s Common Stock equal to 10% of the number of ELOC Shares purchased in the related purchase (the “Warrants”). The Exercise Price shall equal 130% of the price per share paid upon closing. The exercise of the Warrant will be subject to stockholder approval and expire five years after issuance. The Warrants may be exercised via cashless exercise if there is no effective registration statement, or current prospectus available for, the resale of the Warrant Shares.

In no event may the Company issue to the Purchaser under the Purchase Agreement ELOC Shares in an amount greater than 19.99% of the total number of shares of Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. In any event, the Purchase Agreement provides that the Company may not issue or sell any shares of Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable NYSE American LLC rules.

The Purchase Agreement prohibits the Company from directing the Purchaser to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by the Purchaser (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), would result in the Purchaser beneficially owning more than 4.99% of the outstanding Common Stock. The beneficial ownership limitation may be increased by the Purchaser with the Company’s consent.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing descriptions of the Purchase Agreement and the Warrant do not purport to be complete and are qualified in its entirety by reference to the full texts of the Purchase Agreement and the Warrant, a copy of each has been filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the securities in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On April 24, 2025, the Company issued a press release announcing that it had entered into the Purchase Agreement with the Purchaser. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
4.1	Form of Warrant, dated April 24, 2025
10.1	Form of Purchase Agreement, dated April 24, 2025, by and between Azitra, Inc. and Alumni Capital LP
99.1	Press release dated April 24, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZITRA, INC.

Dated: April 24, 2025	By:	/s/ Francisco Salva
	Name:	Francisco Salva
	Title:	Chief Financial Officer

3